Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joseph Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS
FOURTH-QUARTER AND FULL-YEAR 2012 RESULTS

Ongoing Business Operating Profit Improves 137 Percent During the Quarter; GAAP Operating Profit Improves 25 Percent
Company Expects Strong Earnings and Free Cash Flow to Continue in 2013

BENTON HARBOR, Mich., January 31, 2013 - Whirlpool Corporation (NYSE: WHR) announced today fourth-quarter GAAP net earnings of $122 million, or $1.52 per diluted share, compared to net earnings of $205 million, or $2.62 per diluted share reported during the same period last year. Prior-year GAAP earnings included $2.17 per share of benefits from tax credits. On an adjusted basis, diluted earnings per share(1) improved significantly to $2.29, compared to $0.32 in the prior year, driven by continued favorable product price and mix, productivity and the benefit of cost and capacity-reduction initiatives.

Sales in the quarter were $4.8 billion, compared to $4.9 billion in 2011. Excluding the impact of both foreign currency and lower Brazilian (BEFIEX) tax credits, sales increased approximately 2 percent, driven by strong product price and mix.

“Our actions have clearly produced the expected improvement in operating margins, resulting in strong earnings per share and underlying cash flow,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “As outlined in October 2011, we successfully improved operating margins through our cost-based price increases, product mix, cost and capacity-reduction initiatives and ongoing productivity programs. Those actions, combined with improving trends in U.S. housing and growth opportunities in emerging markets, create positive momentum going into 2013.”

Fourth-quarter GAAP operating profit totaled $258 million, compared with $205 million in the prior year. On an adjusted basis, operating profit(2) totaled $309 million, approximately 7 percent of sales, compared with $128 million, approximately 3 percent of sales, in the prior year. Continued positive product price and mix, productivity and the benefit of cost and capacity-reduction initiatives positively impacted results during the quarter.

GAAP operating profit for the year totaled $869 million, compared with $792 million in 2011. On an adjusted basis, full-year operating profit(2) totaled over $1.0 billion, approximately 6 percent of sales, almost doubling compared to the $559 million, 3 percent of sales, in 2011, largely driven by improvement in product price and mix and cost and capacity-reduction initiatives. Full-year sales of $18.1 billion decreased 3 percent from $18.7 billion in 2011. Excluding the impact of both foreign currency and lower BEFIEX tax credits, sales increased approximately 3 percent. GAAP net earnings for the year increased to $5.06 per diluted share, compared to $4.99 per share for 2011. On an adjusted basis, net earnings(1) for the year increased to $7.05 per diluted share, compared to $2.05 per share for 2011.

During the twelve months ended December 31, 2012, the company reported cash flow provided by operating activities of $696 million compared to $530 million in the prior-year period. Current-year results include cash outflows of $400 million for legal settlements. On a year-to-date basis, Whirlpool Corporation reported free cash flow(3) of $230 million compared to $(55) million in the prior-year period.

OUTLOOK
For 2013, Whirlpool Corporation expects to report full-year diluted earnings per share of $9.80 to $10.30. On an adjusted basis (excluding restructuring charges, Brazilian (BEFIEX) tax credits and U.S. energy tax credits), the company expects to report full-year adjusted diluted earnings(1) per share of $9.25 to $9.75.

2013 EPS Outlook
GAAP EPS	$9.80–$10.30
Restructuring Expense	1.75
Brazilian (BEFIEX) Tax Credits	(0.81)
U.S. Energy Tax Credits*	(1.50)
Ongoing Business Operations EPS(1)	$9.25–$9.75

*2013 outlook includes the expected impact of the U.S. energy tax credits earned in 2012 and 2013. The benefit earned for both years will be recognized in 2013.

For the full-year 2013, Whirlpool Corporation expects to generate free cash flow(3) between $600 million and $650 million. Included in this guidance are restructuring cash outlays of up to $245 million, capital spending of $600 to $650 million and U.S. pension contributions of up to $140 million.

“Our competitive cost structure, preferred brands and new product introductions have positioned us well for global industry demand recovery,” said Fettig. “We will continue funding our business and executing our long-term growth strategy, and we remain focused on delivering our 8 percent operating margin target by 2014.”

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America
Whirlpool North America reported fourth-quarter sales of $2.5 billion, down approximately 3 percent from the prior year. The North American region reported operating profit of $233 million, compared to $202 million in the prior year. On an adjusted basis, fourth-quarter operating profit(4) of $233 million, over 9 percent of sales, compares with $106 million, 4 percent of sales, in the prior year. Continued favorable product price and mix, productivity and cost and capacity-reduction actions positively impacted the quarter. This marks the fifth consecutive quarter of year-over-year operating profit margin improvement.

Based on the current economic outlook, the company expects full-year 2013 U.S. industry unit shipments to increase in the range of 2 to 3 percent.

Whirlpool Latin America
Whirlpool Latin America reported fourth-quarter sales of $1.3 billion, up 1 percent from the prior year. Excluding currency translation and Brazilian (BEFIEX) tax credits, sales increased 14 percent on higher volumes and improved product price and mix.

The region reported operating profit of $134 million, compared to $155 million in the prior year. During the 2012 and 2011 quarters, the company monetized $15 million and $59 million of Brazilian (BEFIEX) tax credits, respectively. On an adjusted basis, operating profit(4) totaled $119 million, approximately 9 percent of sales, versus $96 million, approximately 8 percent of sales, in the prior year. Favorable product price and mix and productivity more than offset higher material costs.

The company expects full-year 2013 industry unit shipments to increase in the range of 3 to 5 percent.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported fourth-quarter sales of $794 million, versus $848 million in the prior year. Excluding currency translation, sales were down approximately 4 percent.

The region reported an operating profit of $8 million, 1 percent of sales, compared to the $(32) million operating loss, approximately minus 4 percent of sales, in the prior year. Favorable product price and mix combined with productivity and benefits from cost and capacity-reduction initiatives more than offset higher material costs.

The company expects full-year 2013 industry unit shipments to be flat.

Whirlpool Asia
Whirlpool Asia reported fourth-quarter sales of $203 million, versus $200 million in the prior year. Excluding the impact of currency, sales increased 4 percent.

Operating profit of $7 million, 3 percent of sales, was up compared to $2 million, approximately 1 percent of sales, in the prior year. Favorable product price and mix and productivity more than offset unfavorable currency and higher material costs.

The company expects full-year 2013 industry unit shipments to increase 3 to 5 percent.

(1) A reconciliation of ongoing business operations/adjusted diluted earnings per share, non-GAAP financial measures, to reported diluted earnings per share and other important information, appears on pages 14 - 15.
(2) A reconciliation of ongoing business operations/adjusted operating profit, non-GAAP financial measures, to reported operating profit and other important information, appears on pages 14 - 15.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by / (used in) operating activities and other important information, appears on page 18.
(4) A reconciliation of ongoing business operations/adjusted operating profit by segment, non-GAAP financial measures, to reported operating profit by segment and other important information, appears on pages 16 - 17.

FOURTH-QUARTER 2012 PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation innovation is leading the market because the company's focus for more than a century has been on identifying unique consumer insights, and then designing high-quality products that deliver what consumers want and need. This focus yielded positive results during the fourth quarter, with strong consumer preference for the company's innovative new product offerings driving improvement in product mix around the globe. The company's efforts were recognized externally with awards for design, sustainability and innovation.

Global Leadership:

•
The company's commitment to cooking innovation was recognized with numerous top ratings from a leading U.S. consumer magazine. The company received No. 1 ratings in both the 30-inch and 36-inch electric smoothtop categories and took the top five spots in the wall oven category.

•
Whirlpool Corporation's innovative refrigeration products were recognized with several top ratings from a leading U.S. consumer magazine. The company received six top-ten ratings in the overall refrigeration reviews.

•
Whirlpool Corporation was named to the 2012-2013 Ocean Tomo 300® Patent Index for the seventh consecutive year. The equity index, priced and published by NYSE Euronext, is the first based on the value of corporate intellectual property.

•
Whirlpool Corporation joined MyEnergi Lifestyle, a strategic collaboration with Ford Motor Company, Eaton and SunPower, to demonstrate how a typical American family can significantly reduce its home electricity bills and CO2 footprint by integrating home appliance technology with a plug-in vehicle to achieve an energy-efficient lifestyle.

•
For the ninth consecutive year, Whirlpool Corporation attained a perfect score of 100 from the Human Rights Campaign's U.S. Corporate Equality Index. The company is the first and only appliance company with this achievement. The Corporate Equality Index rates American workplaces on Lesbian, Gay, Bisexual and Transgender Equality.

Whirlpool North America Region:

•
The Whirlpool brand Whirlpool Gold gas and electric ranges with TimeSavor convection cooking systems earned the Good Housekeeping Seal by the Good Housekeeping Research Institute (GHRI). Products with the Good Housekeeping Seal are covered by a two-year limited warranty as part of Good Housekeeping magazine's consumer policy.

•
The Maytag brand Bravos X washer was named best top-loading washer in the 10rate Editors' Choice Awards. The washer was recognized for its capacity, innovative features, cleaning performance and aesthetics.

•	The Maytag brand won Silver for Best White Goods at House Beautiful Awards 2012, which recognize the best home products.

Whirlpool Latin America Region:

•	Introduced the Brastemp brand Gourmand accessories line, including non-stick silicone utensils, flexible silicone pans and two choices of pots.

•	The Consul brand launched accessory lines, including the Conserva Facil, a vacuum packaging line that stores fruits, vegetables and grains.

•	Brastemp brand Ative! washers launched to consumers in Brazil, which boost washing performance with five different systems.

•
The Brastemp brand began a new water purifier business in which the product is leased to consumers, not sold. Designed to align with the brand's Ative! products, the water purifiers facilitate access with an enhanced audible and tactile panel.

•	The Consul brand expanded its cooking portfolio with its Facilite cooktop, built-in oven and hood, designed to help consumers easily find the ideal settings for preparing a variety of foods.

•
The new Split Consul brand InverterOne air treatment solution features multiple filtering that eliminates 99.9% of bacteria, mold and dust while delivering up to 40 percent savings in energy consumption.

•	The company was recognized with Top of Mind awards for its Consul brand in refrigeration and for its Brastemp brand in washers and cooking.

•
Whirlpool Latin America received the Best Innovator Award from Época Negócios magazine and AT Kearney. The company was recognized with the third position in the innovation process and outcomes categories and has been included on the list every year since its inception.

•	For the second time, Whirlpool Latin America was named one of the 20 model companies in sustainability in the Guia Exame de Sustentabilidade, by Exame magazine.

Whirlpool Europe, Middle East and Africa Region:

•
The Whirlpool brand introduced the 6th Sense PowerClean dishwasher and 6th Sense Fresh Control Combi refrigerator as part of its super-efficient GREENKITCHEN suite. The products work on a connected system that uses wasted heat generated by the refrigerator to warm water for the dishwasher washing cycle.

•	Through 6th Sense technology, the Whirlpool brand's new compact front-load washer provides exceptional color retention and wash performance for consumers with limited space.

•
Microwave cooking is increasingly popular, and to help consumers easily achieve perfect results, the Whirlpool brand has launched the Wavelicious mobile application with 40 recipes and social media links for sharing advice.

Whirlpool Asia Region:

•
The Whirlpool brand in India launched the 360° Bloom Wash that moves clothes in 11 different motions, offering the wash quality of a front-loading washing machine and the convenience of a top-loading configuration.

•
In China, three Whirlpool brand products received the 2012 Successful Design Award, which honors top international designers and enterprises for designs that are most successful in the Chinese market. Recognized for Whirlpool Corporation were the Ares Combo washer/dryer, the Venus Refresh washer and the fully air-cooled three-door refrigerator.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion in 2012, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool's significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) The impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation, tax and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool's ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18) changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations. Additional information concerning these and other factors can be found in Whirlpool Corporation's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIOD ENDED DECEMBER 31
(Millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	2012 (Unaudited)	2011 (Unaudited)	2012 (Unaudited)	2011
Net sales	$4,791	$4,910	$18,143	$18,666
Expenses
Cost of products sold	3,979	4,198	15,250	16,089
Gross margin	812	712	2,893	2,577
Selling, general and administrative	485	422	1,757	1,621
Intangible amortization	7	7	30	28
Restructuring costs	62	78	237	136
Operating profit	258	205	869	792
Other income (expense)
Interest and sundry income (expense)	(35)	(22)	(112)	(607)
Interest expense	(49)	(53)	(199)	(213)
Earnings (loss) before income taxes	174	130	558	(28)
Income tax expense (benefit)	46	(83)	133	(436)
Net earnings	128	213	425	408
Less: Net earnings available to noncontrolling interests	6	8	24	18
Net earnings available to Whirlpool	$122	$205	$401	$390
Per share of common stock
Basic net earnings available to Whirlpool	$1.55	$2.66	$5.14	$5.07
Diluted net earnings available to Whirlpool	$1.52	$2.62	$5.06	$4.99
Dividends	$0.50	$0.50	$2.00	$1.93
Weighted-average shares outstanding (in millions)
Basic	78.8	76.9	78.1	76.8
Diluted	80.2	78.1	79.3	78.1

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and equivalents	$1,168	$1,109
Accounts receivable, net of allowance of $60 and $61, respectively	2,038	2,105
Inventories	2,354	2,354
Deferred income taxes	558	248
Prepaid and other current assets	709	606
Total current assets	6,827	6,422
Property, net of accumulated depreciation of $6,070 and $6,146, respectively	3,034	3,102
Goodwill	1,727	1,727
Other intangibles, net of accumulated amortization of $211 and $177, respectively	1,722	1,757
Deferred income taxes	1,832	1,893
Other noncurrent assets	254	280
Total assets	$15,396	$15,181
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,698	$3,512
Accrued expenses	692	951
Accrued advertising and promotions	419	429
Employee compensation	520	365
Notes payable	7	1
Current maturities of long-term debt	510	361
Other current liabilities	664	678
Total current liabilities	6,510	6,297
Noncurrent liabilities
Long-term debt	1,944	2,129
Pension benefits	1,636	1,487
Postretirement benefits	422	430
Other noncurrent liabilities	517	558
Total noncurrent liabilities	4,519	4,604
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 108 million and 106 million shares issued and 79 million and 76 million shares outstanding, respectively.	108	106
Additional paid-in capital	2,313	2,201
Retained earnings	5,147	4,922
Accumulated other comprehensive loss	(1,531)	(1,226)
Treasury stock, 29 million and 30 million shares, respectively	(1,777)	(1,822)
Total Whirlpool stockholders’ equity	4,260	4,181
Noncontrolling interests	107	99
Total stockholders’ equity	4,367	4,280
Total liabilities and stockholders’ equity	$15,396	$15,181

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31
(Millions of dollars)

	(Unaudited)
	2012	2011
Operating activities
Net earnings	$425	$408
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	551	558
Curtailment gain	(52)	(35)
Increase (decrease) in LIFO inventory reserve	(13)	54
Brazilian collection dispute	(275)	144
Changes in assets and liabilities:
Accounts receivable	47	(15)
Inventories	(7)	283
Accounts payable	240	25
Accrued advertising and promotions	(13)	14
Product recall	—	(15)
Taxes deferred and payable, net	(68)	(573)
Accrued pension and postretirement benefits	(227)	(349)
Employee compensation	249	(59)
Other	(161)	90
Cash provided by operating activities	696	530
Investing activities
Capital expenditures	(476)	(608)
Proceeds from sale of assets	10	23
Investment in related businesses	(28)	(7)
Other	—	(4)
Cash used in investing activities	(494)	(596)
Financing activities
Repayments of long-term debt	(361)	(313)
Proceeds from borrowings of long-term debt	322	300
Net proceeds (repayments) from short-term borrowings	6	(2)
Dividends paid	(155)	(148)
Common stock issued	43	14
Other	(3)	(17)
Cash used in financing activities	(148)	(166)
Effect of exchange rate changes on cash and equivalents	5	(27)
Increase (decrease) in cash and equivalents	59	(259)
Cash and equivalents at beginning of year	1,109	1,368
Cash and equivalents at end of year	$1,168	$1,109

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which we refer to as "ongoing business operations" measures, including adjusted operating profit, adjusted earnings (loss) before income taxes (hereafter referred to as “adjusted earnings (loss) before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. Ongoing business operations measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended December 31, 2012.

	Three Months Ended
	December 31, 2012
	Operating Profit (Loss)	Earnings (Loss) Before Tax	Diluted Earnings (Loss) Per Share
Reported GAAP Measure	$258	$174	$1.52
Restructuring Expense(a)	62	62	0.56
Brazilian Tax Credits (BEFIEX)(b)	(15)	(15)	(0.19)
Antitrust Resolutions(c)	—	17	0.21
Intangible Impairment(d)	4	4	0.03
Tax Rate Adjustment (e)	—	—	0.16
Adjusted Non-GAAP measure	$309	$242	$2.29

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended December 31, 2011.

	Three Months Ended
	December 31, 2011
	Operating Profit (Loss)	Earnings (Loss) Before Tax	Diluted Earnings (Loss) Per Share
Reported GAAP Measure	$205	$130	$2.62
Restructuring Expense(a)	78	78	0.64
Brazilian Tax Credits (BEFIEX)(b)	(59)	(59)	(0.76)
Supplier Quality Recovery(f)	(61)	(61)	(0.49)
Benefit Plan Curtailment Gain(g)	(35)	(35)	(0.28)
Energy Tax Credits ($110M) (h)	—	—	(1.41)
Adjusted Non-GAAP measure	$128	$53	$0.32

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the twelve months ended December 31, 2012.

	Twelve Months Ended
	December 31, 2012
	Operating Profit (Loss)	Earnings (Loss) Before Tax	Diluted Earnings (Loss) Per Share
Reported GAAP Measure	$869	$558	$5.06
Restructuring Expense(a)	237	237	2.15
Brazilian Tax Credits (BEFIEX)(b)	(37)	(37)	(0.47)
Antitrust Resolutions(c)	—	25	0.32
Investment and Intangible Impairment(d)	4	11	0.12
Benefit Plan Curtailment Gain(g)	(49)	(49)	(0.38)
Contract and Patent Resolutions(i)	—	22	0.17
Tax Rate Adjustment(e)	—	—	0.08
Adjusted Non-GAAP measure	$1,024	$767	$7.05

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the twelve months ended December 31, 2011.

	Twelve Months Ended
	December 31, 2011
	Operating Profit (Loss)	Earnings (Loss) Before Tax	Diluted Earnings (Loss) Per Share
Reported GAAP Measure	$792	$(28)	$4.99
Restructuring Expense(a)	136	136	1.13
Brazilian Tax Credits (BEFIEX)(b)	(266)	(266)	(3.41)
Brazilian Collection Dispute & Antitrust Resolutions(c)	—	528	4.85
Supplier Quality Recovery(f)	(61)	(61)	(0.49)
Benefit Plan Curtailment Gain(g)	(35)	(35)	(0.28)
Energy Tax Credits ($366M)(h)	—	—	(4.68)
Supplier-Related Quality Issue(j)	(7)	(7)	(0.06)
Adjusted Non-GAAP measure	$559	$267	$2.05

Ongoing Business Operations Measures - Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended December 31, 2012.

	Three Months Ended
	December 31, 2012
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Intangible Impairment(d)	Adjusted Segment Operating Profit (Loss)
North America	$233	$—	$—	$—	$233
Latin America	134	—	(15)	—	119
EMEA	8	—	—	—	8
Asia	7	—	—	—	7
Other/Eliminations	(124)	62	—	4	(58)
Total Whirlpool Corporation	$258	$62	$(15)	$4	$309

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended December 31, 2011.

	Three Months Ended
	December 31, 2011
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Supplier Quality Recovery(f)	Benefit Plan Curtailment Gain(g)	Adjusted Segment Operating Profit (Loss)
North America	$202	$—	$—	$(61)	$(35)	$106
Latin America	155	—	(59)	—	—	96
EMEA	(32)	—	—	—	—	(32)
Asia	2	—	—	—	—	2
Other/Eliminations	(122)	78	—	—	—	(44)
Total Whirlpool Corporation	$205	$78	$(59)	$(61)	$(35)	$128

Footnotes:

a.
During the fourth quarters of 2012 and 2011, we recorded restructuring charges of $62 million and $78 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $17 million and $27 million, respectively. During the full years of 2012 and 2011, we recorded restructuring charges of $237 million and $136 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $66 million and $48 million, respectively.

b.
During the fourth quarters of 2012 and 2011, we monetized Brazilian (BEFIEX) tax credits of $15 million and $59 million, respectively. During the full years of 2012 and 2011, we monetized Brazilian (BEFIEX) tax credits of $37 million and $266 million, respectively. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

c.
During 2011, we recognized expenses of approximately $528 million related to the settlement of a previously disclosed Brazilian collection dispute and increased accruals related to the antitrust resolutions. In the second and fourth quarters of 2012, we recognized expenses of approximately $8 million and $17 million, respectively, related to the antitrust resolutions. The diluted earnings per share impacts are calculated based on an income tax impact of approximately $149 million for 2011 and $0 million for 2012.

d.
During the fourth quarter of 2012, a $4 million intangible impairment charge occurred. The diluted earnings per share impact is calculated based on a tax impact of $1 million. During the second quarter of 2012, a $7 million other-than-temporary impairment charge of a European investment occurred. The diluted earnings per share impact is calculated based on a tax impact of $0 million.

e.	During the fourth quarter of 2012 and full year 2012, we made an adjustment to ongoing business operations EPS to reconcile specific items reported to a full-year effective tax rate of 24%.

f.
Pursuant to a settlement agreement, a supplier reimbursed Whirlpool Corporation $61 million related to a prior quality issue on December 20, 2011. The diluted earnings per share impact for the period is calculated based on an income tax impact of approximately $23 million.

g.
During the second quarter of 2012 and the fourth quarter of 2011, we recognized curtailment gains related to a retiree health care plan of $49 million and $35 million, respectively. The diluted earnings per share impacts are calculated based on income tax impact of approximately $19 million and $13 million, respectively.

h.
We earned U.S. energy tax credits of $110 million in the fourth quarter of 2011 and $366 million during the full-year 2011. The diluted earnings per share impact is calculated based on an income tax impact of $110 million and $366 million, respectively.

i.
During the third quarter of 2012, we recorded net expenses of $22 million primarily due to the conclusion of long-standing U.S. contract and patent litigations. The diluted earnings per share impact is calculated based on income tax impact of approximately $8M.

j.
During 2010, we recognized an accrual for $75M related to a product recall. During 2011, we revised the total cost of this recall to $68M as a result of lower than expected costs. The diluted earnings per share impact for 2011 is calculated based on an income tax impact of $3M for 2011.

Free Cash Flow (2013 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets. The reconciliation provided below reconciles twelve-month actual 2012 and 2011 and projected 2013 full-year free cash flow with actual and projected cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Twelve Months Ended December 31,
(millions of dollars)	2012*	2011**	2013 Outlook
Cash provided by operating activities	$696	$530	$1,200	–	$1,300
Capital expenditures and proceeds from sale of assets	(466)	(585)	(600)	–	(650)
Free Cash Flow	$230	$(55)	$600	–	$650
*Includes 2012 Brazilian collection dispute payment of $275 million.
**Includes 2011 Brazilian collection dispute payment of $301 million.

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